Exhibit 99.1
PRESS RELEASE May 2, 2012 FOR IMMEDIATE RELEASE For further information contact J. Scott Sitter, Choice Bank (920) 267-8052

CHOICE BANCORP, INC. REPORTS FIRST QUARTER EARNINGS OF $1.2 MILLION

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Company reports earnings of $0.55 per share, compared to $0.15 per share for 2011

May 2012 (Oshkosh, WI) – Choice Bancorp, Inc. (the “Company”) today reported net income of $1.2 million, or $0.55 per common share for the quarter ended March 31, 2012.  This compares to net income of $0.3 million, or $0.15 per common share for the quarter ended March 31, 2011.  Solid gains in net interest income, strong mortgage fee income, and contained overhead expense highlighted the Company’s first quarter results.  Included in the first quarter results, the Company recognized $0.4 million in gains from the sale of other real estate owned.  These gains contributed net income of $0.20 per share for the quarter.

“Our first quarter results greatly exceeded the forecasts we established at the end of 2011,” said President and CEO J. Scott Sitter.  “We have benefited from a low and stable interest rate environment which has allowed us to strategically structure our balance sheet to enhance net interest income.  During the quarter, our mortgage department capitalized on a surge in activity, which resulted in a 356% increase in our mortgage fee income.  Excluding the gains that we recognized from the sale of other real estate, our core earnings for the quarter represent the fifth consecutive quarter of higher net operating results.”

The Company posted a significant increase in its net interest income for the quarter.  Net interest income of $1.9 million for the quarter ending March 31, 2012 was $0.3 million higher than the quarter ending March 31, 2011, a 19.3% increase year-over-year.   Non-performing assets as of March 31, 2012 represent 1.27% of total assets, compared to 1.22% as of December 31, 2011.  As of March 31, 2012 the Company’s reserve for loan losses represented 2.76% of total loans, providing a coverage ratio of 346% on all non-accrual loans.  A provision for loan losses of $300,000 for the first quarter of 2012 was consistent with each quarter during 2011.

The Company continues to benefit from a reduction in the valuation allowance for its deferred tax asset.  This allowance was established on December 31, 2010 in the amount of $3.7 million.  The allowance is reduced as the Company recognizes deferred tax benefits as an offset against tax expense on its current earnings.  The accounting for deferred tax benefits effectively eliminates income tax expense against the Company’s current period earnings.  As of March 31, 2012, the Company’s valuation allowance for its deferred tax asset had a remaining balance of $1.0 million.

The Company is reporting total assets of $181.0 million as of March 31, 2012.  This represents a $5.9 million, or 3.3%, increase from December 31, 2011.  “Although we were able to increase our market share during the quarter, a majority of our growth was invested in lower-yielding, liquid investments,” according to Sitter.  “This strategy was implemented after discussions with our federal regulators.  In addition, the 3% quarterly growth restriction outlined in our consent order may impede our ability to fully capitalize on current market opportunities in the immediate future.  However, the Company has incorporated the growth restriction into its 2012 profit plan.  We have a mutually respectful relationship with our regulators and we are optimistic that this restriction will be short-lived,” Sitter stated.

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	March 31, 2012	December 31, 2011
Financial Condition
Gross Loans (not held for resale)	$161,123	$159,723
Allowance for Loan Losses (ALLL)	4,439	4,145
Total Assets	180,996	175,143
Total Deposits	163,123	158,244
Stockholders’ Equity	16,873	15,653
Book Value per Share	$7.81	$7.24

Financial Ratios
Tier 1 Leverage Capital	9.52%	8.87%
Total Capital to Risk-Weighted Assets	13.52%	12.61%
Nonperforming Assets to Total Assets	1.27%	1.22%
ALLL to Total Loans	2.76%	2.60%
ALLL to Nonaccrual Loans	346%	378%

	For the Three Months Ending
	March 31,
	2012	2011
Operating Results
Interest Income	$2,432	$2,142
Interest Expense	545	561
Net Interest Income	1,887	1,581
Provision for Loan Losses	300	300
Non-Interest Income	645	80
Non-Interest Expense	1,039	1,029
Provision for Income Taxes	0	0
Net Income	$1,193	$332
Earnings per Share	$0.55	$0.15

Forward-Looking Statements

Statements in this press release relating to the Company’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements.  These forward-looking statements are based on management’s current expectations.  The Company’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

Choice Bank, established in July 2006, is located at 2450 Witzel Avenue, Oshkosh with a second location at 2201 Jackson Street, Oshkosh. In March 2011, Choice Bank became a wholly-owned subsidiary of Choice Bancorp, Inc. Choice Bancorp, Inc. is a publicly traded, one-bank holding company, trading under the symbol of CBKW.  Choice Bank is a locally owned and operated community bank dedicated to making a difference in your community!

Choice Bank…Your Community, Your Choice!

Member FDIC Equal Housing Lender
For additional information about Choice Bank, call (920) 230-1300 or visit www.choicebank.com.

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